Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
THE RESTATED CERTIFICATE OF INCORPORATION
OF
MARRIOTT VACATIONS WORLDWIDE CORPORATION
Pursuant to Section 242
of the General Corporation Law of the State of Delaware
Marriott Vacations Worldwide Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
1.The amendments to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
2.Section 5.2 of Article V of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:
“Section 5.2 Classification.
(a) Commencing with the 2024 annual meeting of stockholders of the Corporation, but subject to any provision for the election of directors by one or more series of Preferred Stock, the directors shall be elected by the stockholders entitled to vote thereon for terms expiring at the next succeeding annual meeting of stockholders; provided, however, that any director elected or appointed prior to the 2024 annual meeting of stockholders shall complete the term of office to which such director has been elected or appointed. The term of office for each director serving in the class elected at the 2021 annual meeting of stockholders shall expire at the 2024 annual meeting of stockholders; the term of office for each director serving in the class elected at the 2022 annual meeting of stockholders shall expire at the 2025 annual meeting of stockholders; and the term of office for each director serving in the class elected at the 2023 annual meeting of stockholders shall expire at the 2026 annual meeting of stockholders. The division of the Board of Directors into classes shall terminate at the 2026 annual meeting of stockholders. A director shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
(b) Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until (i) in the case of any vacancy so filled prior to the 2026 annual meeting of stockholders, for the remainder of the term of the director being replaced or, in the case of an additional director, for the remainder of the term of the class to which the director has been assigned and (ii) in the case of any vacancy so filled at or after the 2026 annual meeting of stockholders, until the next annual meeting of stockholders, and in all cases, until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
(c) Any directors serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. All other directors may be removed either for or without cause.
(d) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.”
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Restated Certificate of Incorporation on this 12th day of May, 2023.
MARRIOTT VACATIONS WORLDWIDE CORPORATION

By: /s/ James H Hunter, IV
Name: James H Hunter, IV
Title: Executive Vice President and General Counsel